SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C.  20549

                     __________________

                          FORM 8-K

           PURSUANT TO SECTION 13 or 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):

                       March 14, 1994

                   The Walt Disney Company
   (Exact name of registrant as specified in its charter)

                          Delaware
       (State or other jurisdiction of incorporation)

         1-4083                                  95-0684440
(Commission File Number)             (IRS Employer Identification No.)

  500 South Buena Vista Street, Burbank, California   91521
      (Address of principal executive offices)      (Zip Code)


                       (818) 560-1000
               (Registrant's Telephone Number)

Item 5.  Other Events.

     On March 14, 1994, The Walt Disney Company (the
"Registrant") and Euro Disney S.C.A. issued a joint press release attached hereto as Exhibit 99.

Item 7.  Exhibits.

(99) Joint press release, dated March 14, 1994, of the Registrant and Euro Disney S.C.A.


                          SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               THE WALT DISNEY COMPANY


                               By:  /s/ David K. Thompson
                                    David K. Thompson
                                    Vice President--Assistant
                                    General Counsel

                                   Dated:  March 14, 1994

                        EXHIBIT INDEX

(99) Joint Press Release, dated March 14, 1994, of The Walt
     Disney Company and Euro Disney S.C.A.

                                                EXHIBIT (99)

    DISNEY, EURO DISNEY AND BANK COMMITTEE PRESENT BROAD
                FINANCIAL RESTRUCTURING PLAN

             Plan Subject To Approval of Lenders

     BURBANK, Calif. -- The Walt Disney Company and Euro Disney S.C.A. announced today a broad financial restructuring plan for Euro Disney designed to ensure the long-term viability of the Euro Disney Resort. The agreement, which must be accepted by all the lenders, is being recommended by the joint Steering Committee consisting of representatives of Banque Nationale de Paris, Banque Indosuez, Deutsche Bank AG, Barclay's Bank PLC, Caisse des Depots et Consignations, Long Term Credit Bank of Japan Limited, National Westminster Bank Plc, Caisse Nationale de Credit Agricole and Credit National.

     The plan provides for forgiveness of certain interest amounts and deferral of certain principal payments due to the lenders, a waiver and reduction of royalties and management fees for specified periods of time by The Walt
Disney Company, and a 6 billion franc underwriting of new
Euro Disney stock. It will be implemented as soon as possible after approval by the lenders. In the meantime, the parties have agreed upon a mechanism for providing the company with sufficient liquidity to ensure that the resort will continue to operate, without any interruption or reduction in service.

     "We are delighted that we have been able to work out a fair and economically sensible restructuring of the finances of Euro Disney," said Michael D. Eisner, chairman and chief executive officer of The Walt Disney Company. "This will ensure that this resort, which has been the best-received park ever in Europe, will operate on a sound financial basis as well. We are extremely confident in the park and its future."

     The financial restructuring plan provides for the forgiveness of the equivalent of about 18 months of interest, as well as a deferral of all principal payments for three years.

     Disney has agreed, as part of the package, to eliminate its royalties and management fees for a period of 5 years and to reduce them for a period of time thereafter. Disney will continue to be entitled to an incentive fee based upon the performance of Euro Disney.

     The plan contemplates that a syndicate to be formed by the lenders will underwrite 51% of a 6 billion franc rights offering and that The Walt Disney Company will subscribe to the remaining 49%. The plan also provides that prior to the equity offering, there will be a reduction in the capital of Euro Disney by way of a reduction in the par-value of the company's shares. The price of the offering, which is currently estimated to be close to the par-value of the stock, will be set at the time of the offering by the underwriters and Euro Disney based upon conditions at the time and in accordance with relevant legal requirements. Substantially all the proceeds of the offering will be used to repay the lenders' debt, reducing the bank debt to approximately 10 billion francs.

     Also, as part of the financial restructuring plan, the lenders and Disney will subscribe to bonds with ten-year warrants to purchase Euro Disney stock at 40 francs per share, leading to the potential issuance of up to 70 million new Euro Disney shares.

     In order to provide for Euro Disney's continuing liquidity, as part of the restructuring, The Walt Disney
Company has agreed to arrange for a 1.1 billion franc standby line of credit, at a market interest rate, for 10 years.

     In addition, The Walt Disney Company will enter into a
1.4 billion franc lease financing of certain theme park assets on terms favorable to Euro Disney and, principally in return for funds previously advanced, Disney will receive a 1 billion franc principal amount of bonds, redeemable in shares at 40 francs, paying 1% interest per year.

     These various measures are designed to assist Euro
Disney in generating positive net income in fiscal year
1995.

     Philippe Bourguignon, chairman of Euro Disney stated, "We are very pleased that The Walt Disney Company and the Steering Committee for the banks share our confidence in the potential of Euro Disney and our new business initiatives. We are especially excited about the future in light of the opportunities presented by the restructuring plan. All of our cast members should be thanked for their great tenacity and outstanding dedication towards making Euro Disney a unique destination resort."

                             ###